Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Second Quarter 2012 Results

Bellevue, WA – August 9, 2012 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected devices, today announced financial results for the second quarter and six months ended June 30, 2012. Total revenue for the quarter was $24.5 million, up 5% year-over-year, while total revenue for the six months was $50.1 million, up 1%. The net loss for the quarter was $202,000, or $0.02 per share, compared to net income of $21,000, or $0.00 per share, in the prior year, while the Company’s net loss for the six months was $390,000, or $0.04 per share, compared to net income of $205,000, or $0.02 per share, in the prior year. EBITDAS for the quarter was $380,000, or $0.03 per share, down 57% year-over-year, while EBITDAS for the six months was $828,000, or $0.08 per share, down 53%.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended			Six Months Ended
	6/30/2012	6/30/2011	Inc/(Dec)	6/30/2012	6/30/2011	Inc/(Dec)
Revenue:
Third-party Software	$17,006	$15,336	11%	$34,085	$32,666	4%
Engineering Services	6,711	6,363	5%	14,043	13,622	3%
Proprietary Software	788	1,723	-54%	1,925	3,142	-39%

Total Revenue	24,505	23,422	5%	50,053	49,430	1%

Total Gross Profit	4,390	5,107	-14%	9,192	10,357	-11%
Gross Margins:
Third-party Software	15%	17%	-12%	15%	15%	0%
Engineering Services	20%	18%	11%	18%	21%	-14%
Proprietary Software	61%	80%	-24%	71%	81%	-12%

Total Gross Margin	18%	22%	-18%	18%	21%	-14%

Total Operating Expenses	4,660	5,093	9%	9,739	9,938	2%

Net Income (Loss)	$(202)	$21	-1062%	$(390)	$205	-290%

Per Share-Diluted	$(0.02)	$0.00	-100%	$(0.04)	$0.02	-300%

EBTIDAS	$380	$809	-53%	$828	$1,928	-57%

Per Share-Diluted	$0.03	$0.07	-57%	$0.08	$0.17	-53%

Cash and Investments EoQ	$20,792	$23,224	-10%	$20,792	$23,224	-10%

Notes:

EBITDAS = Earnings before interest, taxes, depreciation, amortization and stock compensation expense. EBITDAS and EBITDAS Per Share-Diluted are non-GAAP measurements (reconciliation provided after financial statement tables).

Cash and Investments EoQ includes both short and long-term amounts (long-term at 6/30/12 = $875,000).

CEO Commentary

Brian Crowley, chief executive officer of Bsquare, commented on Q2 results and business activity, “Second quarter revenue came in at the high end of our expectations. We are currently focused on driving revenue growth in three areas: harvesting the investment we have made in our TestQuest product,

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

expanding our service capabilities around the upcoming Windows 8 and Windows Phone 8 releases from Microsoft and growing our Microsoft Windows embedded licensing and service revenue in Europe. Revenue growth from our investment initiatives has been slower than we anticipated. Therefore, we made the difficult decision in July to reduce our R&D spending by approximately $1.3 million per year primarily through staff reductions. These reductions are in addition to the $1.6 million per year reduction in sales and service expense we made during the first quarter. We expect that the full impact of the R&D reductions will be realized in the fourth quarter, approximately 15% of which will impact software cost of goods sold. While we improved our service margins during the quarter, we still have more work to do. We are still carrying excess service capacity and expect that we will either absorb that capacity into new projects that start in the second half of the year, or we will work excess capacity down mainly through attrition and targeted staff furloughs. Our goal in adjusting expense levels is to be profitable at current revenue levels and at our current margin profile.”

During Q2, the Company made progress on a number of key initiatives, including:

•

The Company renewed its OEM distribution agreement with Microsoft. The agreement, which is effective for the period July 1, 2012 to June 30, 2013, renews the Company’s Microsoft distribution relationship for the 14th year and allows the Company to distribute the complete line of Microsoft Windows Embedded operating systems within the United States, Canada, Mexico and the Caribbean. The Company also distributes the entire Microsoft Windows Embedded portfolio in the United Kingdom and Germany;

•

The Company announced general availability of the next generation Mobile Development Platform (MDP/T) for Android tablets based on Qualcomm’s Snapdragon™ S4 Pro Processor. The MDP/T provides application developers and device manufacturers with access to a high-performance Android 4.0 platform for developing, testing, optimizing and showcasing applications and games; and

•

The Company also announced general availability of a DragonBoard™ development platform for Android™, which is intended to facilitate development and testing by device makers, application developers and other hardware and software ecosystem suppliers who are working with devices that run on Qualcomm’s Snapdragon™ S1 MSM7x27A processor.

Financial Commentary on Second Quarter Results (Y/Y Comparison)

•

The decrease in proprietary software revenue, down $935,000 or 54%, was driven by a significant decline in Texas Instruments OMAP-related revenue and Snapdragon devkit sales classified as proprietary software revenue in the prior year and which are now classified as third-party software sales;

•

The decrease in third-party software gross margin, down 12% or two percentage points, was driven by the fact that the prior year included a higher mix of non-Microsoft licensing revenue which carries a higher margin;

•	The increase in service margin, up 11% or two percentage points, was due to project overruns in the prior year, which did not reoccur to the same extent in the current year;

•	The decline in proprietary software margin, down 24% or 19 percentage points, was driven by lower revenue in the current quarter compared to a relative fixed cost of proprietary software sales;

•	The decline in operating expenses, down $433,000 or 9%, was primarily attributable to a decline in sales expense due to staff reductions and lower stock compensation expense; and

•

Quarter-end cash and investments of $20.8 million, including long-term amounts, declined by $2.4 million compared to June 30, 2011 due to the net cash used to date in the acquisition of MPC Data Ltd. in September 2011 of $4.8 million. Cash and investments increased $3.1 million from March 31, 2012.

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Outlook

The Company currently has the following expectations for Q3 2012:

•	Total revenue is expected to be in the range of $24 million to $26 million; and

•	Cash and investments are projected to decrease by approximately $500,000 due primarily to negative working capital effects.

Conference Call

Management will host a conference call today, August 9, 2012, at 5 p.m. Eastern Daylight Time (2 p.m. Pacific Daylight Time). To access the call dial 1-877-941-1428, or +1 480-629-9665 for international callers, and reference “BSQUARE Corporation Second Quarter 2012 Earnings Conference Call.” A replay will be available for one week following the call by dialing 1-877-870-5176, or +1 858-384-5517 for international callers; reference pin number 4555079. An on-demand Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements relating to our financial results in future periods such as anticipated revenue, margins, spending, profitability, and cash and investments; anticipated levels of capital expenditures; future market conditions; potential sales or projects in our pipeline; and expectations for specific customers, geographies or products. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether we are able to maintain our favorable relationship with Microsoft; changes in customer demand for our engineering services; the extent to which we are successful in gaining new long-term relationships with customers and retaining existing ones; our ability to execute our sales and marketing strategies for our service offerings, third-party products, and our proprietary products such as TestQuest; our ability to execute our international expansion strategies; our success in leveraging strategic partnering initiatives with companies such as Qualcomm; our management of risks associated with protection of intellectual property and potential infringement claims; our success in integrating acquisitions such as MPC Data; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:	Investor Contact:
Scott Mahan	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

###

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,515	$8,505
Short-term investments	9,402	9,619
Accounts receivable, net of allowance for doubtful accounts of $366 at June 30, 2012 and $311 at December 31, 2011	15,013	13,403
Deferred tax assets	344	520
Prepaid expenses and other current assets	1,168	1,281

Total current assets	36,442	33,328
Equipment, furniture and leasehold improvements, net	895	1,037
Intangible assets, net	1,214	1,390
Restricted cash	875	875
Deferred tax assets	2,537	2,302
Goodwill	3,738	3,738
Other non-current assets	125	122

Total assets	$45,826	$42,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$10,683	$8,460
Accounts payable	338	695
Accrued compensation	2,429	2,645
Other accrued expenses and liabilities	2,666	2,330
Deferred revenue	1,790	1,233

Total current liabilities	17,906	15,363
Deferred rent	178	184
Long-term tax liability	211	210
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,947,478 shares issued and outstanding at June 30, 2012 and 10,874,050 shares issued and outstanding at December 31, 2011	128,203	127,318
Accumulated other comprehensive loss	(630)	(631)
Accumulated deficit	(100,042)	(99,652)

Total shareholders’ equity	27,531	27,035

Total liabilities and shareholders’ equity	$45,826	$42,792

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Software	$17,794	$17,059	$36,010	$35,808
Service	6,711	6,363	14,043	13,622

Total revenue	24,505	23,422	50,053	49,430

Cost of revenue:
Software	14,757	13,108	29,364	28,377
Service	5,358	5,207	11,497	10,696

Total cost of revenue	20,115	18,315	40,861	39,073

Gross profit	4,390	5,107	9,192	10,357
Operating expenses:
Selling, general and administrative	3,552	4,108	7,691	8,039
Research and development	1,108	985	2,048	1,899

Total operating expenses	4,660	5,093	9,739	9,938

Income (loss) from operations	(270)	14	(547)	419
Other income, net	103	34	94	42

Income (loss) before income taxes	(167)	48	(453)	461
Income tax benefit (expense)	(35)	(27)	63	(256)

Net income (loss)	$(202)	$21	$(390)	$205

Basic income (loss) per share	$(0.02)	$0.00	$(0.04)	$0.02

Diluted income (loss) per share	$(0.02)	$0.00	$(0.04)	$0.02

Shares used in calculation of income (loss) per share:
Basic	10,922	10,563	10,898	10,497

Diluted	10,922	11,529	10,898	11,657

Comprehensive income (loss):
Net income (loss)	$(202)	$21	$(390)	$205
Other comprehensive income (expense):
Foreign currency translation, net of	(29)	(40)	(11)	(67)
Change in unrealized gains on investments, net of tax	(1)	4	12	3

Total other comprehensive income (expense)	(30)	(36)	1	(64)

Comprehensive income (loss)	$(232)	$(15)	$(389)	$141

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BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP

FINANCIAL MEASURES

(In thousands, except per share amounts) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
EBITDAS:
Net income (loss) as reported	$(202)	$21	$(390)	$205
Income tax expense (benefit)	35	27	(63)	256
Other income, net	(103)	(34)	(94)	(42)
Depreciation and amortization	242	188	483	402
Stock-based compensation expense	408	607	892	1,107

EBITDAS (1)	$380	$809	$828	$1,928

EBITDAS per diluted share	$0.03	$0.07	$0.08	$0.17

Diluted Shares	10,922	11,529	10,898	11,657

(1)	EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDAS is defined as net income (loss) before income taxes, interest income, depreciation expense on our fixed assets and amortization expense (including impairment) on our intangible assets, and stock-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999